Exhibit 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Acquisition of MC Assembly Conference Call

GAAP Reconciliation

During today’s call, we have made reference to “Adjusted EBITDA” as a measurement of performance.

Adjusted EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is not a completely representative measure of either the historical performance or, necessarily, the future potential of the combined entities. A reconciliation of our Adjusted EBITDA measures to GAAP-recognized measures is provided below:

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Actual Three months ended				Actual	Actual Three month ended			Forecasted Three months ended	Forecast
	April 2, 2017	July 2, 2017	October 1, 2017	Dec. 31, 2017	Fiscal Year 2017	April 1, 2018	July 1, 2018	September 30, 2018	December 30, 2018	Fiscal 2018

Net earnings (loss)	$(377)	$(6,013)	(551)	$(904)	$(7,845)	$8	$(97)	$864	$700	$1,475
Add (deduct):
Depreciation	979	971	839	799	3,588	774	769	883	895	3,321
Interest	179	217	229	278	903	307	403	485	505	1,700
Income tax expense (recovery)	(7)	154	78	335	560	26	234	145	179	584
EBITDA	$774	$(4,671)	$595	$508	$(2,794)	$1,115	$1,309	$2,377	$2,279	$7,080
Stock compensation expense (reversal)	203	(7)	77	159	432	126	77	75	105	383
Restructuring charges	-	1,351	326	55	1732	-	96	58	85	239
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	(1,272)	(284)	118	520	(918)	(319)	89	(108)	-	(338)
Adjusted EBITDA	$(295)	$(3,611)	$1,116	$1,242	$(1,548)	$922	$1,571	$2,402	$2,469	$7,364

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